Exhibit  99.1

Contact:    Investor Relations
(617) 342-6244

FOR IMMEDIATE RELEASE

Cabot Announces Expected Impairment of Investment in Sons of Gwalia;
Anticipates Continued Tantalum Supply.

Boston, MA — (September 2, 2004) — Cabot Corporation (NYSE:CBT) announced today that, due to the appointment of Voluntary Administrators by Sons of Gwalia (SGW.AU) under the Australian Corporations Act, it expects to record an impairment charge of $11.5 million for its remaining investment in Sons of Gwalia in the fourth quarter ending September 30, 2004. At this time, the Company does not expect to receive any tax benefit from this impairment.

Sons of Gwalia appointed Voluntary Administrators on August 29th after it was unable to negotiate a standstill agreement with its creditors. Cabot holds approximately 11 million shares of Sons of Gwalia. On August 30th, the Australian Stock Exchange suspended trading in Sons of Gwalia shares.

In addition to its shareholdings in Sons of Gwalia, Cabot’s Supermetals business purchases tantalum ore from Sons of Gwalia. Cabot expects continued supply of tantalum ore under its long term supply contracts with Sons of Gwalia. Performance under these agreements is secured by a charge held by Cabot on the tantalum mines. Furthermore, Cabot does not anticipate any disruption in the supply of tantalum products to its customers as Cabot has significant available tantalum ore inventory on hand.

About Cabot Supermetals
Cabot Supermetals is a leader in the technology and production of tantalum for the electronics, aerospace, defense, and chemical processing industries.

Cabot Supermetals is ISO 9001 certified with manufacturing operations located in Boyertown, Pennsylvania, Columbus, Ohio, and Aizu Wakamatsu, Japan.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.